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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-36598) pertaining to the Weatherford International, Inc. 1998 Employee Stock Option Plan, as amended; the Weatherford International, Inc. 401(k) Savings Plan; the Stock Option Agreements Dated September 8, 1998 with Non-Employee Directors, as amended; and the Warrant Agreement dated September 8, 1998, as amended, of our report dated January 30, 2002, with respect to the consolidated financial statements and schedule of Weatherford International, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP
Houston, Texas
June 26, 2002